Exhibit 23 (i)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

C.M. Life Insurance Company:

We have audited the statutory financial statements of C.M. Life Insurance Company (the “Company”) as of December 31, 2002 and 2001 and have issued our report thereon dated March 6, 2003, which includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the State of Connecticut Insurance Department’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, which practices differ from accounting principles generally accepted in the United States of America. Our audit also included the statutory financial statement schedules of C.M. Life Insurance Company, listed in Item 15(A) 2 of this Report on Form 10-K. These statutory financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such statutory financial statement schedules, when considered in relation to the basic statutory financial statements taken as a whole, present fairly in all material respects the information set forth herein.

Deloitte & Touche LLP

Hartford, Connecticut

March 6, 2003

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